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P.O. Box 25099 Richmond, VA 23260    ☐    phone: (804) 359-9311    ☐    fax (804) 254-3594

PRESS RELEASE

CONTACT	RELEASE
Karen M. L. Whelan Phone: (804) 359-9311 Fax: (804) 254-3594 Email: investor@universalleaf.com	Immediately

Universal Corporation Expects Improved Results for Fiscal Year 2003

Richmond, VA, May 6, 2003 / PRNEWSWIRE

Allen B. King, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s earnings for fiscal year 2003 are expected to be better than previously anticipated, despite a lower third quarter.

Net income for the third quarter of fiscal year 2003 was $23.8 million, or $.94 per diluted share, compared to $33.1 million, or $1.26 per diluted share, in the third quarter of fiscal year 2002. For the nine months, net earnings were $79.0 million, or $3.08 per diluted share, compared to $90.5 million, or $3.38 per diluted share a year ago. Results for the nine-month period include $14.8 million in restructuring charges before taxes, $9.5 million after taxes, related to the consolidation of U.S. operations.

Revenues were $594 million in the quarter and $2 billion for the first nine months of fiscal year 2003 compared to $547 million and $1.9 billion, respectively, in the comparable periods of fiscal year 2002.

Tobacco segment operating income of about $54 million was lower in the quarter reflecting a decline in shipments from a number of origins including the United States and Europe, and from our Oriental joint venture. Despite higher sales of South American tobacco during the quarter, margins were lower resulting in a decline in comparable period earnings from sales of that origin’s tobacco. Results for the nine months of $166.4 million lagged last year’s levels by $3.4 million, primarily as a result of the significant decline in African shipments and lower old crop Oriental leaf sales. South American volumes were up sharply for the nine months, with large volume increases recorded in both Brazil and Argentina. Strong demand for Brazilian leaf continues to be driven by efforts by manufacturers to replace volumes lost in Zimbabwe due to the continuing political turmoil in that country. Argentine leaf has become more attractive in world markets as a result of the devaluation of the peso. Dark tobacco leaf sales were lower both in the quarter and in the nine months reflecting lower volumes in both periods.

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Lumber and building products segment operating income was down by about $1.7 million in the quarter and $1.5 million for the nine months as construction activity continued to be negatively impacted by the sluggish Dutch economy. However, the benefit from the weaker dollar in both periods significantly helped to alleviate a decline in the earnings of these operations on translation to the U.S. dollar. Agri-products results were also lower by $400 thousand for the quarter and by $1.4 million for the year to date due to unfavorable market conditions for tea and canned meats. This was partially offset by a good performance in nuts and dried fruit. Confectionery sunflower seeds experienced higher sales volumes in the quarter, but continued to be down for the nine months.

“So far, the year has developed much as we had expected with the Company facing significant challenges in a number of areas,” Mr. King noted. “One of these has clearly been the streamlining and consolidation of U.S. operations where a $14.8 million before-tax charge has been incurred to right-size our U.S. operations to be able to compete effectively in the U.S. market. As we have said before, U.S. crops will continue to decline as customers continue to seek more competitively priced leaf supplies in other areas where we have operations. U.S. leaf can only become competitive in the world market if the archaic and ineffective U.S. tobacco program undergoes major surgery. While there are a number of legislative proposals now circulating that would modify the program, and in some cases, even eliminate it, no consensus has yet emerged, raising questions as to the likelihood of needed congressional action in the near future. Zimbabwe continues to be a challenge. We are in the process of restructuring our operations there in response to expectations of smaller crops in the future and will take a charge of about $12.5 million before tax, or $6.5 million after taxes and minority interests, in our fourth quarter.”

Mr. King stated further, “The Company expects to recognize a fourth quarter gain of about $17 million, or approximately $12 million after minority interests, on remeasurement of local currency debt in the African region, resulting from government adjustment of the export exchange rate. This gain will not be taxable in the country of origin. Consistent with Company policy, there will be no provision for U.S. income taxes on the gain. Consequently, the Company expects its overall effective tax rate to be unusually low in fiscal year 2003 at approximately 32%. We are unable to estimate at this time the Company’s overall effective tax rate in fiscal year 2004, except the rate should return to 36%, at a minimum. Difficult conditions continue for a number of our agri-product operations and for our lumber and building products distribution companies, which are affected by the soft economy in Europe, particularly in The Netherlands. However, we are pleased with the results of these operations this year given the very tough environment. We have experienced very strong sales of tobacco from Brazil and Argentina resulting in a very positive contribution to earnings. We remain confident that our strategy is working and that management is dealing effectively with the many challenges we face. We are looking forward to a good fourth quarter and expect net income for the full year to range between $110 million and $115 million, compared to $106.7 million last year.”

The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of the Company’s products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure;

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and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. For more details on important factors that could cause actual results to differ from its expectations, see Item 1, Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7, and Notes to the Consolidated Financial Statements in Item 8 of the Company’s Annual Report on Form 10-K for the year ended June 30, 2002, as filed with the Securities and Exchange Commission.

At 8:30 a.m. (Eastern Time) on May 7, 2003, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the call will also be available for seven days at this web site or by dialing 888-707-8786.

Universal Corporation (NYSE: UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information, visit Universal’s web site at www.universalcorp.com.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

Three and Nine Months Ended March 31, 2003 and 2002

(In thousands of dollars, except per share data)

	THREE MONTHS		NINE MONTHS
	2003	2002	2003	2002
Sales and other operating revenues	$593,836	$547,073	$1,959,690	$1,907,725

Costs and expenses
Cost of goods sold	475,090	419,407	1,577,305	1,528,570
Selling, general and administrative expenses	69,887	69,450	212,028	205,794
Restructuring costs	1,279	0	14,777	0

Operating Income	47,580	58,216	155,580	173,361
Equity in pretax earnings of unconsolidated affiliates	5,581	8,168	5,675	9,711
Interest expense	12,029	11,577	34,311	37,495

Income before income taxes and other items	41,132	54,807	126,944	145,577
Income taxes	14,602	19,182	45,065	50,952
Minority interests	2,745	2,511	2,874	4,091

Net Income	$23,785	$33,114	$79,005	$90,534

Earnings per common share	$0.95	$1.26	$3.09	$3.39

Diluted earnings per share	$0.94	$1.26	$3.08	$3.38

Retained earnings—beginning of period			$569,059	$540,546
Net income			79,005	90,534
Cash dividends declared ($1.06–2003, $1.00–2002)			(26,831)	(26,501)
Purchase of common stock, net of shares issued			(46,104)	(38,242)

Retained earnings—end of period			$575,129	$566,337

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2003	March 31, 2002	June 30, 2002
ASSETS

Current
Cash and cash equivalents	$48,610	$61,836	$58,003
Accounts receivable	311,232	248,173	301,197
Advances to suppliers	139,993	92,788	53,684
Accounts receivable—unconsolidated affiliates	6,183	7,675	5,647
Inventories—at lower of cost or market:
Tobacco	530,876	507,136	453,417
Lumber and building products	137,480	76,690	80,848
Agri-products	73,184	79,558	83,634
Other	25,195	22,207	32,103
Prepaid income taxes	14,846	12,393	6,297
Deferred income taxes	11,552	8,030	5,945
Other current assets	23,311	18,252	24,262

Total current assets	1,322,462	1,134,738	1,105,037

Property, plant and equipment—at cost
Land	35,265	26,593	27,214
Buildings	281,955	247,281	252,831
Machinery and equipment	654,930	545,186	565,414

	972,150	819,060	845,459
Less accumulated depreciation	482,142	442,181	452,963

	490,008	376,879	392,496

Other assets
Goodwill	121,333	117,330	117,939
Other intangibles	5,725	10,035	7,330
Investments in unconsolidated affiliates	91,126	81,761	89,762
Deferred income taxes	36,482	38,795	45,346
Other noncurrent assets	88,495	89,838	86,505

	343,161	337,759	346,882

	$2,155,631	$1,849,376	$1,844,415

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	March 31, 2003	March 31, 2002	June 30, 2002
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current
Notes payable and overdrafts	$355,116	$175,840	$126,798
Accounts payable	296,407	249,239	288,741
Accounts payable—unconsolidated affiliates	5,573	2,720	10,153
Customer advances and deposits	103,726	92,218	83,528
Accrued compensation	20,383	18,463	24,444
Income taxes payable	32,597	37,522	15,353
Current portion of long-term obligations	83,385	120,335	124,414

Total current liabilities	897,187	696,337	673,431

Long-term obligations	498,680	434,270	435,592

Postretirement benefits other than pensions	39,857	39,213	38,666

Other long-term liabilities	63,955	75,017	63,791

Deferred income taxes	18,550	2,581	16,640

Minority interests	27,084	27,883	28,300

Shareholders’ equity
Preferred stock, no par value, authorized 5,000,000 shares, none issued or outstanding
Common stock, no par value, authorized 100,000,000 shares, 24,893,354 issued and outstanding shares (26,224,954 at June 30, 2002)	87,035	84,016	90,157
Retained earnings	575,129	566,337	569,059
Accumulated other comprehensive income	(51,846)	(76,278)	(71,221)

Total shareholders’ equity	610,318	574,075	587,995

	$2,155,631	$1,849,376	$1,844,415

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended March 31, 2003 and 2002

(In thousands of dollars)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$79,005	$90,534
Depreciation	34,000	37,000
Amortization	4,000	4,000
Other adjustments to reconcile net income to net cash provided by operating activities	12,000	8,000
Changes in operating assets and liabilities	(156,398)	(51,238)

Net cash provided (used) by operating activities	(27,393)	88,296

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(87,000)	(79,000)
Purchase of business, net of cash acquired	(69,000)	(14,000)

Net cash used in investing activities	(156,000)	(93,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	228,000	(15,000)
Issuance of long-term debt	144,000	38,500
Repayment of long-term debt	(122,000)	—
Purchases of common stock, net	(49,000)	(40,000)
Dividends paid	(27,000)	(26,500)

Net cash provided (used) in financing activities	174,000	(43,000)
Net decrease in cash and cash equivalents	(9,393)	(47,704)
Cash and cash equivalents at beginning of year	58,003	109,540

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$48,610	$61,836

See accompanying notes.

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NOTES

1).	Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for the quarter and nine months ended March 31, 2003, are not necessarily indicative of results to be expected for the year ending June 30, 2003. All adjustments necessary to state fairly the results for such periods have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. Such reclassifications are not material to the Company’s results.

2).	Guarantees and other contingent liabilities: The Company has adopted Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The adoption of FAS Interpretation No. 45 did not have a material impact on the Company’s financial statements. Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2003, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $75.8 million. About 60% of these guarantees expire within one year, and the remainder expire within 5 years. The Company withholds payments due to the farmer on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company; however, in that case, the Company would have recourse against the farmers.

Other contingent liabilities total approximately $15.1 million and include value-added tax payments that would be required if subsidiaries fail to export tobacco. They also include bid and performance bonds.

The Company considers the possibility of a material loss on any of the guarantees and other contingencies to be remote, and the accrual recorded for exposure under them was not material at March 31, 2003.

If the political situation in Zimbabwe were to deteriorate significantly, the Company’s ability to recover its assets there could be impaired. The Company’s equity in its net assets of subsidiaries in Zimbabwe was $41 million at March 31, 2003.

3).	On February 26, 2001, Universal Leaf Tobacco Company, Incorporated, J.P. Taylor Company, Incorporated, and Southwestern Tobacco Company, Incorporated, who were subsidiaries of Universal Corporation at that time (the “Company Subsidiaries”), were served with the Third Amended Complaint, naming them and other leaf tobacco merchants as defendants in DeLoach, et al. v. Philip Morris Inc., et al., a suit originally filed against U.S. cigarette manufacturers in the United States District Court for the District of Columbia and now pending in the United States District Court for the Middle District of North Carolina, Greensboro Division (Case No. 00-CV-1235) (the “DeLoach Suit”). The DeLoach Suit is a class action brought on behalf of U.S. tobacco growers

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and quota holders that alleges that the defendants violated antitrust laws by bid-rigging at tobacco auctions and by conspiring to undermine the tobacco quota and price support program administered by the federal government. Plaintiffs seek injunctive relief, trebled damages in an unspecified amount, pre- and post-judgment interest, attorneys’ fees, and costs of litigation. On April 3, 2002, the United States District Court for the Middle District of North Carolina issued an opinion and order certifying the class. The Company Subsidiaries petitioned the U.S. Court of Appeals for the Fourth Circuit for appeal of the class certification pursuant to Rule 23(f) of the Federal Rules of Civil Procedure, and the petition was denied. Trial is currently scheduled for April, 2004. The Company Subsidiaries intend to vigorously defend the DeLoach Suit. The suit is still in its initial stages, and at this time, no estimate can be made of the impact on the Company that could result from an unfavorable outcome at trial.

The Directorate General—Competition of the European Commission (“DG Comp”) is investigating the buying practices of Spanish tobacco processors with the stated aim of determining to what extent the tobacco processing companies have jointly agreed on raw tobacco qualities and prices offered to Spanish tobacco growers. After conducting an investigation, the Company believes that Spanish tobacco processors, including the Company’s Spanish subsidiary, Tabacos Espanoles, S.A. (“TAES”), have jointly agreed to the terms of sale of green tobacco and quantities to be purchased from associations of farmers and have jointly negotiated with those associations. TAES is cooperating fully with the DG Comp in its investigation and believes that there are unusual, mitigating circumstances peculiar to the highly structured market for green tobacco in Spain. At this time, no estimate can be made of the amount or timing of the fine, if any, that the DG Comp may assess on TAES.

4).	During the quarter, the Company recorded a $1.3 million restructuring charge associated with continued consolidation of U.S. tobacco operations. The charge was to record the severance cost associated with approximately 940 seasonal production employees and two full time production employees. For the nine-month period, the Company recorded approximately $14.8 million in restructuring charges. During the three- and nine-month periods ended March 31, 2003, the Company paid approximately $600 thousand and $2.5 million, respectively, associated with the plan, to 32 employees.

Changes in severance liabilities are shown below:

Severance Liabilities (in millions of dollars)	2003	2002
Balance as of June 30	$2.0	$6.3
Restructuring charges	14.8	—
Payments	(2.5)	(4.2)

Balance as of March 31	$14.3	$2.1

5).	During the current quarter, the Company adopted Statement of Financial Accounting Standard No. 148, “Accounting for Stock-based Compensation—Transition and Disclosure.” This statement amended Statement No. 123, “Accounting for Stock-Based Compensation.” As permitted under Statement No. 123, the Company continues to

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apply the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” As required under Statement No. 148, the following table presents pro forma net income and basic and diluted earnings per share as if the fair value-based method had been applied to all awards.

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2003	2002	2003	2002

Net income (in thousands of dollars)	$23,785	$33,114	$79,005	$90,534
Stock-based employee compensation cost, net of tax effect, under fair value accounting	1,646	1,360	1,646	1,360

Pro forma net income under fair value method	$22,139	$31,754	$77,359	$89,174

Earnings per share—basic	$0.95	$1.26	$3.09	$3.39
Per share stock-based employee compensation cost, net of tax effect, under fair value accounting	0.07	0.05	0.06	0.05

Pro forma earnings per share—basic	$0.88	$1.21	$3.03	$3.34

Earnings per share—diluted	$0.94	$1.26	$3.08	$3.38
Per share stock-based employee compensation cost, net of tax effect, under fair value accounting	0.07	0.05	0.06	0.05

Pro forma earnings per share—diluted	$0.87	$1.21	$3.02	$3.33

The Black-Scholes option valuation model was used to estimate the fair value of the options granted in the quarter and the nine months ending March 31, 2003, and 2002. The model includes subjective input assumptions that can materially affect the fair value estimates. The model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. For example, the expected volatility is estimated based on the most recent historical period of time equal to the weighted average life of the options granted. Options issued under the Company’s option plans have characteristics that differ from traded options. In management’s opinion, this valuation model does not necessarily provide a reliable single measure of the fair value of its employee stock options. Principal assumptions used in applying the Black-Scholes model along with the results from the model were as follows:

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Periods ended March 31,	2003	2002

Assumptions:
Risk-free interest rate	3.30%	2.53%
Expected life, in years	5.18	1.79
Expected volatility	0.307	0.310
Expected dividend yield	3.79%	3.59%
Results:
Fair value of options granted	$7.12	$5.13

6).	The following table sets forth the computation of earnings per share and diluted earnings per share.

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2003	2002	2003	2002

Net income (in thousands of dollars)	$23,785	$33,114	$79,005	$90,534

Denominator for earnings per share:
Weighted average shares	25,113,927	26,303,870	25,601,522	26,683,863
Effect of dilutive securities:
Employee stock options	90,871	69,969	58,591	105,956

Denominator for diluted earnings per share	25,204,798	26,373,839	25,660,113	26,789,819

Earnings per share	$0.95	$1.26	$3.09	$3.39

Diluted earnings per share	$0.94	$1.26	$3.08	$3.38

7).	Comprehensive Income:

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2003	2002	2003	2002

(in thousands of dollars)
Net income	$23,785	$33,114	$79,005	$90,534
Foreign currency translation adjustment	7,791	(4,464)	19,375	(2,279)

Comprehensive income	$31,576	$28,650	$98,380	$88,255

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8).	Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	THREE MONTHS		NINE MONTHS
Periods ended March 31,	2003	2002	2003	2002

(in thousands of dollars)

SALES AND OTHER OPERATING REVENUES
Tobacco	$361,200	$331,143	$1,218,957	$1,197,780
Lumber/building products	128,916	120,727	412,250	387,544
Agri-products	103,720	95,203	328,483	322,401

Consolidated total	$593,836	$547,073	$1,959,690	$1,907,725

OPERATING INCOME
Tobacco	$53,928	$63,792	$166,398	$169,797
Lumber/building products	3,032	4,714	16,889	18,407
Agri-products	2,580	2,985	8,936	10,313

Total segment operating income	59,540	71,491	192,223	198,517
Less:
Corporate expenses	5,100	5,107	16,191	15,445
Restructuring costs	1,279		14,777	—
Equity in pretax earnings of unconsolidated affiliates	5,581	8,168	5,675	9,711

Consolidated total	$47,580	$58,216	$155,580	$173,361

9).	Subsequent event:

In its fourth quarter, the Company will take a charge of $12.5 million before taxes, or $6.5 million after taxes and minority interests, because it is in the process of restructuring its operations in Zimbabwe in response to expectations of smaller crops there in the future.

In addition, the Company expects to recognize a fourth quarter gain of about $17 million, or approximately $12 million after minority interests, on remeasurement of local currency debt in the African region, resulting from government adjustment of the export exchange rate. This gain will not be taxable in the country of origin. Consistent with Company policy, there will be no provision for U.S. income taxes on the gain. Consequently, the Company expects its overall effective tax rate to be unusually low in fiscal year 2003 at approximately 32%. We are unable to estimate at this time the Company’s overall effective tax rate in fiscal year 2004, except the rate should return to 36%, at a minimum.

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